EXHIBIT 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”), dated as of October 25, 2006, by and among Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Assignor”) and AOI Pharmaceuticals, Inc., a Delaware corporation and wholly-owned subsidiary of Assignor (the “Assignee”).

WITNESSETH

WHEREAS, the Assignor entered into a License Agreement (the “Agreement”) on September 29, 2006 with Kyowa Hakko Kogyo Co., Ltd. (“Kyowa”), a corporation formed under the laws of Japan, regarding the compound UCN-01 (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement);

WHEREAS, Section 25 of the Agreement specifies that the Agreement may not be assigned to a “Third Party” by either “Party” without the other “Party’s” prior written consent thereto;

WHEREAS, Section 1.46 of the Agreement provides that a “Third Party” shall not include any Affiliate of Assignor or Kyowa;

WHEREAS, Section 1.1 of the Agreement provides that an “Affiliate” of the Assignor shall mean any business entity which controls, is controlled by, or is under common control with Assignor, where a corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock of the other corporation;

WHEREAS, Assignee is an Affiliate of Assignor;

WHEREAS, Assignor intends to assign and transfer all rights, benefits, privileges, and claims, as well as obligations, duties, and responsibilities pursuant to the Agreement (the Assigned Rights and Obligations”) to the Assignee;

WHEREAS, the Assignee desires, on the terms set forth herein, to assume all of the Assigned Rights and Obligations.

NOW, THEREFORE BE IT RESOLVED, that the Assignor and the Assignee agree as follows:

1.	Assignment and Assumption.

(a)	Assignor hereby assigns to Assignee all of the Assigned Rights and Obligations, and Assignee hereby assumes all of the Assigned Rights and Obligations.

(b)
Assignee assumes, and agrees to pay and perform, all unperformed obligations of Assignor with respect to the Assigned Rights and Obligations, and agrees to be bound by the provisions of the Agreement, as if it were an original signatory thereto, and Assignor shall have no further obligations under the Agreement.

2.
Binding Effect; Successors and Assigns. The provisions of this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns as set forth in the next sentence. This Assignment may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

3.
Amendment; Waiver. This Assignment may be amended only by a written instrument signed by all the parties hereto. No waiver by any party hereto of any provision hereof shall be effective unless set forth in a writing executed by the party so waiving.

4.	Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflict of law principles).

5.
Counterparts. This Assignment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

6.
Entire Agreement. This Assignment supersedes any other agreement, whether written or oral, that may have been made or entered into by the parties hereto relating to the matters contemplated hereby and constitutes the entire agreement of the parties.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Assumption Agreement to be executed by its duly authorized officer as of the day and year first above written.

ASSIGNOR: KERYX BIOPHARMACEUTICALS, INC. By:/s/ Michael S. Weiss Name: Michael S. Weiss Title: Chairman and CEO
ASSIGNEE: AOI PHARMACEUTICALS, INC. By:/s/ Michael S. Weiss Name: Michael S. Weiss Title:President